Exhibit 99.1

      Gastar Updates Recent East Texas Bossier Well Completions

    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that following changes to its gas gathering system to allow gas gathering at higher field pressures, the Donelson #3 well is flowing at a current gross sales rate of approximately 20 MMcfd and 8,300 psi flowing casing pressure from a single Bossier zone completion. The Wagner #1 well is flowing from a single Bossier zone at a current gross sales rate of approximately 3.9 MMcfd. Gastar has a 67% working interest and an approximate 50.0% net revenue interest in the Donelson #3 well and a 50% working interest and an approximate 37.5% net revenue interest in the Wagner #1 well.

    The John Parker #3, a vertical well drilled to the Knowles Limestone formation, is producing at a current gross sales rate of approximately 2.0 MMcfd prior to stimulation. In an effort to further enhance production, the John Parker #3 well is scheduled for an acid fracture stimulation during the week of August 13th, following operational delays caused by area flooding. Gastar currently is drilling the Lone Oak Ranch #4, a horizontal Knowles Limestone well, which is expected to reach total depth in approximately three weeks.

    J. Russell Porter, Gastar's President & CEO, stated, "We are pleased that the Donelson #3 well is producing at such an attractive rate from just one Bossier zone completion, and at this time, we do not anticipate completing any additional zones in the near-term. We are moving forward with our evaluation of the Wagner #1 well, with plans to add additional Bossier completions at a later date."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238), located in New South Wales, and Gippsland Basin (EL
4416), located in Victoria. For more information, visit www.gastar.com.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd.
             J. Russell Porter, 713-739-1800
             rporter@gastar.com
             or
             Michael A. Gerlich, 713-739-1800
             mgerlich@gastar.com
             Fax: 713-739-0458
             www.gastar.com